Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 10, 2026. GS Finance Corp. $ Floating Rate Notes due guaranteed by The Goldman Sachs Group, Inc.

We will pay interest on the notes at a rate per annum of compounded SOFR, as described herein, plus 1.15%, subject to the minimum interest rate of 0.50% per annum, expected to be payable quarterly on January 17, April 17, July 17 and October 17 of each year and the stated maturity date (expected to be April 11, 2033), beginning July 17, 2026 until April 11, 2033. The notes will mature on the stated maturity date and interest for the final period will accrue to and be paid on such maturity date.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-8.

Original issue date:	expected to be April 17, 2026	Original issue price:	100% of the principal amount
Underwriting discount:	% of the principal amount	Net proceeds to the issuer:	% of the principal amount

In addition to offers and sales at the original issue price, the underwriters may offer the notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. If interest rates increase, in most cases the market value of the notes will decrease and, if you sell the notes prior to maturity, you will receive less than the principal amount of the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issue price, underwriting discount and net proceeds listed on the cover page hereof relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

The Goldman Sachs Group, Inc. intends to file its quarterly earnings release for the quarter ended March 31, 2026 on Form 8-K with the United States Securities and Exchange Commission on or about April 13, 2026, which is prior to both the trade date and the original issue date for these notes. You should read the earnings release. Investors who have already agreed to purchase or subscribe for the notes before the earnings release is filed may withdraw their purchase orders, indications of interest or subscriptions at any time prior to the trade date for these notes. In the event that there has been a significant adverse movement in the credit spread of the issuer with respect to the notes subsequent to the date hereof and prior to the trade date as determined by the issuer in its sole discretion, the proposed issuance of notes will terminate in its entirety without any liability of the issuer to you, any investor, distributor, or any other person, and the notes will not be issued.

Goldman Sachs & Co. LLC	InspereX LLC

Prospectus Supplement No. dated , 2026.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

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Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 14, 2025, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 14, 2025, for Medium-Term Notes, Series F, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Principal amount: each note will have a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof; $ in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Trade date: expected to be April 15, 2026

Original issue date (settlement date) (set on the trade date): expected to be April 17, 2026

Stated maturity date (set on the trade date): expected to be April 11, 2033

Supplemental discussion of U.S. federal income tax consequences: the notes will be treated as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, it is the opinion of Sidley Austin llp that you should include the interest payments on your notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes. Any gain or loss you recognize upon the sale, exchange or maturity of your notes should be capital gain or loss. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion.

Interest rate: base rate plus the spread, subject to the minimum interest rate

Date interest starts accruing: expected to be April 17, 2026

Calculation of interest rate:

•
Base rate: Compounded SOFR. The base rate is a rate of return of a daily compounded interest investment calculated in accordance with the formula set forth below, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (0.00000005 being rounded upwards):

where for purposes of applying the above formula to the terms of the notes:

“d0”, for any observation period, is the number of U.S. government securities business days in the relevant observation period;

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. government securities business day in chronological order from, and including, the first U.S. government securities business day in the relevant observation period;

“SOFRi”, for any day “i” in the relevant observation period, is equal to the Secured Overnight Financing Rate (“SOFR”) in respect of that day;

“ni”, for day “i” in the relevant observation period, is the number of calendar days from, and including, such U.S. government securities business day “i” up to, but excluding, the following U.S. government securities business day; and

“d” is the number of calendar days in the relevant observation period.

•
Observation period: in respect of each interest period, the period from, and including, the date five U.S. government securities business days preceding the first date in such interest period to, but excluding, the date five U.S. government securities business days preceding the interest payment date for such interest period
•
U.S. government securities business day: any day other than a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities
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Spread: 1.15% per annum
•
Discontinuance of SOFR: in certain circumstances, an alternate benchmark may replace compounded SOFR for all purposes relating to the notes. See “Specific Terms of the Notes — Determination of Interest Rate” below
•
Minimum interest rate: 0.50% per annum
•
Interest periods: quarterly; the initial interest period is expected to be the period from and including April 17, 2026 to, but excluding, July 17, 2026 , and the subsequent interest periods will be the periods from and including an interest payment date, to, but excluding, the next interest payment date (or, in the case of the final interest period, the stated maturity date)
•
Interest determination date: the date five U.S. government securities business days before each interest payment date (or, in the case of the final interest period, the stated maturity date)
•
Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Interest payment dates (set on the trade date): expected to be January 17, April 17, July 17 and October 17 of each year and the stated maturity date, beginning July 17, 2026 and ending on the stated maturity date

Regular record dates: the day immediately prior to the day on which the interest payment is to be made (as such payment day may be adjusted under the applicable business day convention specified below)

Day count convention: 30/360 (ISDA), as described under “Additional Information About the Notes — Day Count Convention” below

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Business day: each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close

Business day convention: following unadjusted, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions”

No listing: the notes will not be listed or displayed on any securities exchange or interdealer market quotation system

No redemption: the notes will not be subject to redemption right or price dependent redemption right

Defeasance: not applicable

CUSIP no.: 40059DAC1

ISIN no.: US40059DAC11

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency; nor are they obligations of, or guaranteed by, a bank

Determination of Interest Rate

Your notes will bear interest for each interest period at a per annum rate equal to compounded SOFR plus the spread, subject to the minimum interest rate and the terms described above in “Specific Terms of the Notes — Key Terms.” Compounded SOFR will be determined by the calculation agent using the formula described above in “Specific Terms of the Notes — Key Terms.” SOFR will be determined by the calculation agent in the following manner:

•
“SOFR” means, with respect to any date:
o
(1) the Secured Overnight Financing Rate published for such date as such rate appears on the Federal Reserve Bank of New York’s Website at 3:00 p.m. (New York time) on the immediately following U.S. government securities business day.
o
(2) if the rate specified in (1) above does not so appear, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. government securities business day for which the Secured Overnight Financing Rate was published on the Federal Reserve Bank of New York’s Website.

Notwithstanding the foregoing, if the calculation agent determines that a benchmark transition event and its related benchmark replacement date have occurred prior to the interest determination date in respect of any interest payment date, the benchmark replacement will replace the then-current benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates, as further described in the section entitled “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities — SOFR” in the accompanying prospectus.

In connection with the implementation of a benchmark replacement, the calculation agent will have the right to make benchmark replacement conforming changes from time to time, as described in the section entitled “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities — SOFR” in the accompanying prospectus.

Any determination, decision or election that may be made by the calculation agent pursuant to the provisions described in this “— Determination of Interest Rate”, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from any other party.

The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any observation period or interest period, will be on file at our principal offices and will be made available to any noteholder upon request.

Additional Considerations Relating to SOFR

Please refer to the discussion under “Considerations Relating to Floating Rate Securities – Certain Risks Related to SOFR” in the accompanying prospectus for a description of the considerations relating to SOFR.

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the method we will use to calculate the amount of interest accrued during each interest period.

The table below is based on compounded SOFR that is entirely hypothetical; no one can predict what compounded SOFR will be for any observation period relating to an interest period, and no one can predict the interest that will accrue on your notes in any interest period.

For these reasons, actual compounded SOFR for any observation period relating to an interest period, as well as the interest payable on the interest payment date for any interest period, may bear little relation to the hypothetical table shown below or to historical SOFR shown elsewhere in this prospectus supplement. For information about SOFR during recent periods, see “Historical SOFR” on page S-13. Before investing in the offered notes, you should consult publicly available information to determine SOFR between the date of this prospectus supplement and the date of your purchase of the offered notes.

The following table illustrates the method we will use to calculate the interest rate at which interest will accrue on each day included in each interest period, subject to the key terms and assumptions below.

The percentage amounts in the left column of the table below represent hypothetical compounded SOFR for a given observation period relating to an interest period. The percentage amounts in the right column of the table below represent the hypothetical per annum interest rate that would be payable for that interest period, based on the corresponding hypothetical compounded SOFR. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumption
Principal amount	$1,000
Spread	1.15% per annum
Minimum interest rate	0.50% per annum

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.

Hypothetical Compounded SOFR for an Observation Period Relating to an Interest Period	Hypothetical Per Annum Interest Rate Payable for the Interest Period
-3.00%	0.50%*
-2.00%	0.50%*
-1.00%	0.50%*
-0.65%	0.50%
-0.30%	0.85%
-0.10%	1.05%
0.00%	1.15%
0.50%	1.65%
1.00%	2.15%
2.00%	3.15%
3.00%	4.15%
4.00%	5.15%
5.00%	6.15%

* Interest is floored at the minimum interest rate of 0.50% per annum for the interest payment dates.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option bought, by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict actual SOFR on any day, compounded SOFR for any observation period or the market value of your notes, nor can we predict the relationship between SOFR and the market value of your notes at any time prior to the stated maturity date. The actual interest payment that a holder of the offered notes will receive on each interest payment date for an interest period and the rate of return on the offered notes will depend on actual compounded SOFR determined by the calculation agent over the life of your notes. Moreover, the assumptions on which the hypothetical table is based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes on each interest payment date for an interest period may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based in part on the performance of SOFR, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at principal amount. If you purchase your notes at a premium to principal amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at principal amount or a discount to principal amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

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SOFR;
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the volatility – i.e., the frequency and magnitude of changes – in the level of SOFR;
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the expected future performance of SOFR;
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economic, financial, regulatory, political, military, public health and other events that affect the level of SOFR generally;
•
interest rates and yield rates in the market;
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the time remaining until your notes mature; and
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our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the principal amount of your notes.

You cannot predict the future performance of SOFR based on its historical performance. The actual performance of SOFR over the life of the offered notes may bear little or no relation to the historical levels of SOFR or to the hypothetical examples shown elsewhere in this prospectus supplement.

If SOFR Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than SOFR. Changes in SOFR may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining compounded SOFR, which we will use to determine the amount we will pay on any applicable interest payment date. Further, if GS&Co. determines on an interest determination date that a benchmark replacement date has occurred, it will determine, among other things, the benchmark replacement, the benchmark replacement adjustment, and the benchmark replacement conforming changes, and such determinations will be conclusive and binding absent manifest error. See “Specific Terms of Your Notes — Key Terms — Discontinuance of SOFR” on page S-4. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to SOFR. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to SOFR, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final interest determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other SOFR-linked notes whose returns are linked to SOFR.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of SOFR — and therefore the market value of your notes and the amount we will pay on your notes at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

USE OF PROCEEDS

We intend to lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of instruments linked to SOFR. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to SOFR. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•
expect to acquire or dispose of positions in over-the-counter options, futures or other instruments linked to SOFR, and/or
•
may take short positions in securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or
•
may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to SOFR. These steps may also involve sales and/or purchases of some or all of the listed or over-the-counter options, futures or other instruments linked to SOFR.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

ADDITIONAL INFORMATION ABOUT THE NOTES

Day Count Convention

As further described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Rates and Interest” in the accompanying prospectus, for each interest period the amount of accrued interest will be calculated by multiplying the principal amount of the note by an accrued interest factor for the interest period for such note. The accrued interest factor will be determined by multiplying the per annum interest rate by a factor resulting from the specified day count convention. The day count convention during each interest period is 30/360 (ISDA), and the factor is the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

HISTORICAL SOFR

The level of SOFR has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of SOFR during any period shown below is not an indication that SOFR is more or less likely to increase or decrease at any time during the life of your notes. See “Additional Risk Factors Specific to Your Notes — Certain Risks Related to SOFR” for more information relating to SOFR.

You should not take the historical levels of SOFR as an indication of future levels of SOFR. We cannot give you any assurance that the future levels of SOFR will result in you receiving a return on your notes that is greater than the return you would have realized if you invested in a debt security of comparable maturity that bears interest at a prevailing market rate.

Neither we nor any of our affiliates make any representation to you as to the performance of SOFR. Before investing in the offered notes, you should consult publicly available information to determine the levels of SOFR between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual levels of SOFR may bear little relation to the historical levels of SOFR shown below.

The graph below shows the daily historical last levels of SOFR from January 1, 2021 through April 8, 2026. We obtained the last levels in the graph below from Refinitiv, without independent verification.

Historical Performance of SOFR

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax-exempt organization;
•
a partnership;
•
a person that owns the notes as a hedge or that is hedged against interest rate risks;
•
a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Tax Treatment. The notes will be treated as variable rate debt instruments for U.S. federal income tax purposes. The discussion below assumes that the notes will be so treated. Under this characterization, you will be required to include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.

You will generally recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your notes. See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.

You should consult your tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

If you purchase the notes at a price lower than the original issue price, you will be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a price higher than the original issue price, you will be subject to the rules governing premium as described under “United States Taxation —Taxation of Debt Securities

— United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus. The original issue price of your notes is equal to the principal amount of the notes.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp., The Goldman Sachs Group, Inc., as the guarantor, and the underwriters for this offering named below have entered into a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$
InspereX LLC	$
Total	$

Notes sold by the underwriters to the public will initially be offered at the original issue price set forth on the cover of this prospectus supplement. The underwriters intend to purchase the notes from GS Finance Corp. at a purchase price equal to the original issue price less a discount of % of the principal amount of the notes. Any notes sold by the underwriters to securities dealers may be sold at a discount from the original issue price of up to % of the principal amount of the notes. If all of the offered notes are not sold at the original issue price, the underwriters may change the offering price and the other selling terms.

Please note that the information about the original issue price and net proceeds to GS Finance Corp. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction by Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through FINRA member broker-dealers registered with the U.S. Securities and Exchange Commission.

GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman Sachs & Co. LLC or any other underwriter, will be approximately $ .

We expect to deliver the notes against payment therefor in New York, New York on April 17, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes are a new issue of securities with no established trading market. GS Finance Corp. has been advised by Goldman Sachs & Co. LLC and InspereX LLC that they may make a market in the notes. Goldman Sachs & Co. LLC and InspereX LLC are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

GS Finance Corp. and The Goldman Sachs Group, Inc. have agreed to jointly and severally indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to GS Finance Corp. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. GS Finance Corp. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GS Finance Corp. Please see “Plan of Distribution—Conflicts of Interest” on page 129 of the accompanying prospectus.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or

(ii) a customer within the meaning of Directive (EU) 2016/97 where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The communication of this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is neither:

(i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor

(ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121.

Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

		$ GS Finance Corp. Floating Rate Notes due guaranteed by The Goldman Sachs Group, Inc. Goldman Sachs & Co. LLC InspereX LLC

Prospectus Supplement
	Page

Specific Terms of Your Notes	S-3
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-8
Use of Proceeds	S-11
Hedging	S-11
Additional Information About the Notes	S-12
Historical SOFR	S-13
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-14
Employee Retirement Income Security Act	S-16
Supplemental Plan of Distribution	S-17
Conflicts of Interest	S-19

Prospectus Supplement dated February 14, 2025

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes and Guarantees	S-18

Prospectus dated February 14, 2025

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	9
Use of Proceeds	14
Description of Debt Securities We May Offer	15
Description of Warrants We May Offer	68
Description of Units We May Offer	86
GS Finance Corp.	91
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Floating Rate Securities	99
Considerations Relating to Indexed Securities	101
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	102
United States Taxation	105
Plan of Distribution	123
Conflicts of Interest	127
Employee Retirement Income Security Act	128
Validity of the Securities and Guarantees	129
Independent Registered Public Accounting Firm	130
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	130